Exhibit 10.16.2

FIRST AMENDMENT TO THE

DST SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

The DST Systems, Inc. 2005 Equity Incentive Plan, as amended and restated effective May 10, 2005 (the “Plan”), is hereby amended, effective November 30, 2005, as follows:

I.

Section 2.22(a)(i) is amended to read as follows:

(i) the average of the highest and lowest reported sales prices on the New York Stock Exchange as reported in a financial publication of general circulation as selected by the Committee from time to time;

II.

Section 2.22(a)(ii) is amended by deleting the phrase “as reported in the appropriate table or listing contained in The Wall Street Journal” and replacing it with “as reported in a financial publication of general circulation as selected by the Committee from time to time.”

III.

The last sentence of Section 2.35 is deleted in its entirety and replaced to read as follows:

Except as provided in Sections 8.1, 9.2 and 10.2, a Performance Period may be a year or a longer or shorter period.

IV.

Section 8.1 is amended by adding the following sentence to the end thereof:

If entitlement to Performance Units is conditioned upon the attainment of Performance Goals in a Performance Period, the Performance Period will not be less than one year.

V.

Section 10.2 is amended by adding the following sentence to the end thereof:

In the case of Restricted Stock Units awarded based on performance in a Performance Period, the Performance Period will not be less than one year.

VI.

The second sentence of Section 13.1 is deleted in its entirety and replaced to read as follows:

Subject to and consistent with the provisions of the Plan, Annual Incentive Awards may be granted to any Eligible Person in accordance with this Section 13.  The Committee shall from time to time designate the individuals eligible to be granted an Annual Incentive Award for a Year.  The Performance Goals for a Year must be established in writing not later than ninety (90) days after the commencement of the Performance Period and the outcome must be substantially uncertain at the time the Performance Goals are established.  Notwithstanding the preceding sentence, with respect to Covered Employees who are designated as eligible to be granted an Annual Incentive Award for such Year in accordance with this Section 13, such designation shall be made not later than ninety (90) days after the commencement of such Year or, in the case of a Covered Employee who becomes eligible for an Annual Incentive Award due to being hired or promoted during the Year, such designation shall not be made after more than 25% of the portion of the Year remaining (after such hiring or promotion) has elapsed.  The Committee may designate an Eligible Person as eligible for a full Year or for a period of less than a full Year.  An Eligible Person who, for any reason, is designated as eligible to be granted an Annual Incentive Award for a Year after the Performance Goals for the Year have been set shall only be eligible to defer a portion of the Annual Incentive Award in accordance with applicable guidance under Section 409A of the Code.  The opportunity to be granted an Annual Incentive Award shall be evidenced by an Award Agreement, which shall contain such terms not inconsistent with the Plan as the Committee shall determine.

VII.

Section 13.3 is deleted in its entirety and replaced to read as follows:

Annual Incentive Awards shall be paid as soon as administratively practicable after the Committee certifies the degree of attainment of the Performance Goals and determines the amount of the Annual Incentive Award, but not later than 2 ½ months following the end of the Year to which the Annual Incentive Award pertains.

VIII.

Section 14.2(d) is amended by deleting the phrase “Five-Year Anniversary” and replacing it with “Five-Year Anniversary Date.”

IX.

The first sentence of Section 14.3 is deleted in its entirety and replaced to read as follows:

Each Eligible Person who is an employee of the Company or a Designated Subsidiary shall (subject to Committee approval in the case of a Section 16 Person) be granted a Service Award as of the Quarter End for the calendar quarter in which each Five-Year Anniversary Date occurs; provided that such Eligible Person (a) is an employee of the Company or a Designated Subsidiary on such Quarter End, or (b) died or had a Termination of Affiliation on account of disability or Retirement on or after the Eligible Person’s relevant Five-Year Anniversary Date and such Quarter End.

X.

Section 14.4(a) is deleted in its entirety and replaced to read as follows:

If an Employee has a Termination of Affiliation and then becomes reemployed with the Company or a Designated Subsidiary within five years of such Termination of Affiliation, the Employee’s complete (but not partial) Years of Service earned prior to such Termination of Affiliation shall continue to count towards the individual’s Years of Service.  In such case, the individual’s Hire Date (for purposes of determining the date of the Five-Year Anniversary Date) shall be deemed to be the date the individual returns to employment with the Company or a Designated Subsidiary.  No credit shall be given for any partial or complete Years of Service which occurred prior to a five (5) year or more break in employment with the Company and its Designated Subsidiaries.

XI.

Section 14.4(c) is deleted in its entirety and Section 14.4(d) is renumbered as Section 14.4(c).

XII.

The first sentence of Section 14.5(a) is amended to read as follows:

(a)  Service Awards granted pursuant to Section 14.3 shall be delivered as soon as administratively practicable following the applicable Quarter End.

XIII.

Section 16.1(a)(i) is amended to add the following to the end thereof after the comma and before the “and”:

or if such amendment, in the determination of the Board, materially increases benefits accruing to Plan participants,

Executed this 30th day of November, 2005.

DST SYSTEMS, INC.

By:	/s/ Kenneth V. Hager
Kenneth V. Hager
Vice President, Chief Financial Officer and Treasurer